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Report of Independent Auditors

Exhibit 99.A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

/X/	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended December 31, 2003

OR

/ /	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                          to

Commission File Number 1-6049

        A.    Full title of the plan and address of the plan, if different from that of the issuer named below: Target Corporation 401(k) Plan.

        B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

TARGET CORPORATION
1000 Nicollet Mall
Minneapolis, Minnesota 55403

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, Nos. 33-66050, 333-27435 and 333-103920) pertaining to the Target Corporation 401(k) Plan of our report dated March 12, 2004, with respect to the financial statements and schedules of the Target Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 5, 2004

AUDITED FINANCIAL STATEMENTS AND SCHEDULES

Target Corporation 401(k) Plan
Years Ended December 31, 2003 and 2002

Target Corporation 401(k) Plan

Audited Financial Statements and Schedules

Years Ended December 31, 2003 and 2002

Report of Independent Auditors

The Board of Directors
Target Corporation

We have audited the accompanying statements of net assets available for benefits of the Target Corporation 401(k) Plan (the Plan) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2003 and reportable transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

                      /s/ Ernst & Young

Minnesota, Minneapolis
March 12, 2004

Target Corporation 401(k) Plan

Statements of Net Assets Available for Benefits
 (In 000s)

December 31, 2003

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Assets
Securities sold but not settled	$3,497	$1,329	$2,168
Receivables:
Participants' 401(k) and after-tax contributions	33	33	—
Employer contribution	21	—	21
Interest	2,233	2,227	6

Total receivables	5,784	3,589	2,195
Investments	3,818,479	2,345,553	1,472,926

Total assets	3,824,263	2,349,142	1,475,121
Liabilities
Investment settlements payable	143	143	—
Expenses payable	178	164	14
Withdrawals payable to participants	201	145	56

Total liabilities	522	452	70

Net assets available for benefits	$3,823,741	$2,348,690	$1,475,051

See accompanying notes.

Target Corporation 401(k) Plan

Statements of Net Assets Available for Benefits (continued)
(In 000s)

December 31, 2002

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Assets
Receivables:
Participants' 401(k) and after-tax contributions	$55	$55	$—
Employer contribution	33	—	33
Interest	1,965	1,955	10

Total receivables	2,053	2,010	43
Investments	3,070,753	1,895,721	1,175,032

Total assets	3,072,806	1,897,731	1,175,075
Liabilities
Investment settlements payable	71	—	71
Expenses payable	813	496	317
Withdrawals payable to participants	157	136	21

Total liabilities	1,041	632	409

Net assets available for benefits	$3,071,765	$1,897,099	$1,174,666

See accompanying notes.

Target Corporation 401(k) Plan

Statements of Changes in Net Assets Available for Benefits
(In 000s)

Year Ended December 31, 2003

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Participants' 401(k) and after-tax contributions	$190,308	$190,308	$—
Employer contributions	116,624	—	116,624
Investment income:
Interest (net)	25,887	24,781	1,106
Dividends	16,267	6,199	10,068

Total investment income	42,154	30,980	11,174

	349,086	221,288	127,798
Distributions to participants	(271,391)	(198,505)	(72,886)
Trustee fees	(869)	(536)	(333)
Administration fees	(8,819)	(5,592)	(3,227)

	(281,079)	(204,633)	(76,446)
Net realized and unrealized appreciation in fair value of investments	683,969	364,915	319,054
Interfund transfers	—	70,021	(70,021)

Net increase	751,976	451,591	300,385
Net assets available for benefits at beginning of year	3,071,765	1,897,099	1,174,666

Net assets available for benefits at end of year	$3,823,741	$2,348,690	$1,475,051

See accompanying notes.

Target Corporation 401(k) Plan

Statements of Changes in Net Assets Available for Benefits (continued)
(In 000s)

Year Ended December 31, 2002

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Participants' 401(k) and after-tax contributions	$180,842	$180,842	$—
Employer contributions	110,594	—	110,594
Investment income:
Interest (net)	27,548	26,206	1,342
Dividends	15,029	5,792	9,237

Total investment income	42,577	31,998	10,579

	334,013	212,840	121,173
Distributions to participants	(253,029)	(178,603)	(74,426)
Trustee fees	(750)	(479)	(271)
Administration fees	(8,930)	(6,328)	(2,602)

	(262,709)	(185,410)	(77,299)
Net realized and unrealized depreciation in fair value of investments	(778,429)	(356,430)	(421,999)
Interfund transfers	—	49,628	(49,628)
Net decrease	(707,125)	(279,372)	(427,753)
Net assets available for benefits at beginning of year	3,778,890	2,176,471	1,602,419

Net assets available for benefits at end of year	$3,071,765	$1,897,099	$1,174,666

See accompanying notes.

Target Corporation 401(k) Plan

Notes to Financial Statements

December 31, 2003

1.     Description of the Plan

Employees of Target Corporation (the Company) who meet certain eligibility requirements of age and hours worked can participate in the Target Corporation 401(k) Plan (the Plan). Under the terms of the Plan, participants can invest up to 80% of their current gross cash compensation in the Plan, within Employee Retirement Income Security Act (ERISA) limits, in any combination of before-tax and/or after-tax contributions.

Participants identified as "highly compensated," as defined by Internal Revenue Code (Code) Section 414(q), are not allowed to make after-tax contributions and are limited to contributions of up to 5% of gross cash compensation (to a limit of $200,000 of compensation) on a before-tax basis, subject to certain Internal Revenue Service (IRS) limitations.

The Company matches 100% of all participants' 401(k) before- and after-tax contributions up to 5% of each participant's gross cash compensation. The Company's contributions to the Plan are invested in Company stock. These contributions are reflected in the column titled "Non-Participant-Directed Employer Match Funds" on the financial statements.

Participants become 20% vested in employer matching contributions immediately upon meeting plan eligibility requirements, 40% one year later, 70% two years later, and fully vested three years after becoming eligible to participate in the Plan. Participant contributions are fully vested at all times. Participants who leave the Plan forfeit unvested Company contributions, which are then used to reduce future Company contributions. For the years ended December 31, 2003 and 2002, forfeitures were $3.232 million and $2.556 million, respectively.

Participants may receive benefits upon termination, death, disability, or retirement as either a lump-sum amount equal to the vested value of their account or in installments, subject to certain plan restrictions. Participants may also withdraw some or all of their account balances prior to termination, subject to certain plan restrictions.

Expenses, including fund management fees (which are netted against investment interest income), trustee fees, monthly processing costs (including recordkeeping fees), quarterly statement preparation and distribution, and other third-party administrative expenses are the significant expenses paid by the Plan.

Participants are entitled to apply for up to two loans from the Plan, one for the purchase of a primary residence, the other a general purpose loan, subject to certain restrictions, as defined in the Plan. Repayment of loans, including interest, is allocated to participants' investment accounts in accordance with each participant's investment election in effect at the time of the repayment.

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

For more detailed information regarding the Plan, participants may refer to the Summary Plan Description (SPD) available from the Company.

2.     Accounting Policies

Accounting Method

All investments are carried at fair market value except fully benefit-responsive investment contracts which are stated at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less funds used to pay plan benefits. Common stock is valued at the quoted market price on the last business day of the plan year. Collective investment fund values are based on the fair value of the underlying securities (as determined by quoted market prices) as of the last business day of the plan year. Participant loans are valued at the unpaid principal balance, which approximates fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Reclassifications

Certain 2002 amounts were reclassified to conform to the 2003 presentation.

3.     Investments (In 000s)

The Plan allows participants to choose from among 14 investment funds. Participants may change their fund designations for past and future contributions on a daily basis.

The yield on the Plan's investment contracts for the years ended December 31, 2003 and 2002, ranged from 5.07% to 5.75% and 5.16% to 6.27%, respectively. According to the contracts, rates are adjusted quarterly. Fair value of the investment contracts was estimated to be approximately 105% and 106% of contract value for the years ended December 31, 2003 and 2002, respectively. Under the contracts, the issuer does not guarantee payment of withdrawals at contract value as a result of premature termination of the contract by the Plan or upon plan termination.

Fair value for synthetic contracts was estimated based on the market values of the underlying securities. Related wrap instruments for synthetic contracts were valued at the difference between the fair value of the underlying securities and the contract value attributable by the wrapper to such assets.

The Plan's investments are held by State Street Bank, the trustee. The Plan's investments, including investments bought and sold as well as held during the year, appreciated (depreciated) in fair value as follows:

Net Appreciation (Depreciation) in Fair Value During Year
Year ended December 31, 2003:
Collective investment funds	$154,583
Target Corporation common stock	529,386

$683,969

Year ended December 31, 2002:
Collective investment funds	$(90,474)
Target Corporation common stock	(687,955)

$(778,429)

The fair value of individual investments representing 5% or more of the Plan's net assets is as follows:

	December 31
	2003	2002
Target Corporation common stock	$2,371,885	$1,920,170
State Street Bank & Trust Co. Flagship S&P 500 Index Fund	249,491	190,516
AIG Financial Products Group Annuity Contract No. 130221	260,086	213,633
Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255	242,721	209,653
Wells Fargo Bank Minnesota, N.A. Stable Return Fund	*	187,041

*
Investment does not meet 5% threshold at December 31, 2003.

4.     Transactions With Parties in Interest

During the years ended December 31, 2003 and 2002, the Plan engaged in the following transactions related to the Company's common stock:

	2003	2002
	(In 000s)
Number of common shares purchased	4,983	8,627
Cost of common shares purchased	$173,356	$325,270
Number of common shares sold	6,916	6,186
Market value of common shares sold	$240,834	$245,949
Cost of common shares sold	$135,426	$109,622
Number of common shares distributed in kind	306	378
Market value of common shares distributed in kind	$10,797	$14,307
Cost of common shares distributed in kind	$6,005	$6,787
Dividends received	$16,266	$14,956

During 2003 and 2002, the Plan received match-related dividends of $10.068 million and $9.237 million, respectively, on Target Corporation common stock.

5.     Reconciliation of Financial Statements to Form 5500 (in 000s)

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2003	2002
Net assets available for benefits per the financial statements	$3,823,741	$3,071,765
Amounts payable to terminating participants	(843)	(1,125)

Net assets available for benefits per the Form 5500	$3,822,898	$3,070,640

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2003
Benefits paid to participants per the financial statements	$271,391
Subtract amounts payable to terminating participants at December 31, 2002	(1,125)
Add amounts payable to terminating participants at December 31, 2003	843

Benefits paid to participants per the Form 5500	$271,109

6.     Income Tax Status

The Plan has received a determination letter from the IRS dated September 12, 2001, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Schedules

Target Corporation 401(k) Plan

EIN: 41-0215170
Plan #002

Schedule H, Line 4i – Schedule of Assets
(Held at End of Year)

December 31, 2003

Face Amount or Number of Shares/Units		Identity of Issue and Description of Investment	Cost	Current Value
CASH EQUIVALENTS
6,090,408	*	State Street Bank & Trust Co. Short-Term Investment Fund	$6,090,408	$6,090,408
GROUP ANNUITY CONTRACTS
244,675,715		American International Life Group (AIG) Financial Products Group Annuity Contract No. 130221, 5.61%, due 7/1/04	260,086,237	260,086,237
234,675,715		Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255, 5.52%, due 1/1/10	242,721,173	242,721,173
		Global Wrap Managers for GAC No. 130221 and 26255 Blackrock Financial Management, Inc., Goldman Sachs, NISA Investment Advisors, The Uifton Group Investment Management Co.	(23,455,980)	(23,455,980)

		TOTAL GROUP ANNUITY CONTRACTS	479,351,430	479,351,430
COLLECTIVE INVESTMENT FUNDS
4,709,376		Wells Fargo Bank Minnesota, N.A. Stable Return Fund	163,420,924	168,350,779
1,731,389		Wells Fargo Bank Minnesota, N.A. Managed Synthetic Fund	20,000,000	24,975,163
1,251,032	*	State Street Bank & Trust Co. Flagship S&P 500 Index Fund	194,577,552	249,490,829
5,533,278	*	State Street Bank & Trust Co. Bond Market Index Fund	82,987,163	94,270,452
20,163		Barclays Global Investors BGI Real Estate Fund	2,415,993	2,491,540
233,180	*	State Street Bank & Trust Co. Treasury Inflation Index Fund	3,338,946	3,353,358
12,952,657	*	State Street Bank & Trust Co. Russell 3000 Fund	105,884,057	112,947,173

5,263,494	*	State Street Bank & Trust Co. Russell 2000 Fund	75,820,922	92,153,251
1,573,669	*	State Street Bank & Trust Co. EAFE Series A	13,297,918	15,192,199
2,892,322	*	State Street Bank & Trust Co. Daily EAFE	26,199,922	35,451,192
724,385		Barclays Global Investors U.S. Tactical Asset Allocation Fund F	11,335,388	12,075,499
2,057,103	*	State Street Bank & Trust Co. Emerging Market Stock Fund	18,663,492	21,214,905
4,621,112		Barclays Global Investors Growth Equity Fund F	40,733,801	37,939,330
2,791,348		Barclays Global Investors Value Equity Fund F	27,312,622	29,253,326

		TOTAL COLLECTIVE INVESTMENT FUNDS	785,988,700	899,158,996
COMMON STOCK
61,767,842	*	Target Corporation	1,257,896,234	2,371,885,133
PARTICIPANT LOANS
61,792,951		Participant loans, interest rates ranging from 5.00% to 5.25%	—	61,992,951

		TOTAL ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR	$2,529,326,772	$3,818,478,918

*Indicates a party in interest to the Plan.

Target Corporation 401(k) Plan

EIN: 41-0215170
Plan #002

Schedule H, Line 4j – Schedule of Reportable Transactions

Year Ended December 31, 2003

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain/ (Loss)
Category (iii) – Series of Transactions in Excess of 5% of Plan Assets
Target Corporation common stock	4,983,347 units purchased in 56 transactions	$173,356,073	$—	$173,356,073	$—	$—
	7,221,164 units sold in 212 transactions	—	251,631,565	141,430,731	251,631,565	110,200,834
State Street Bank & Trust Co. Short-Term Investment Fund	446,156,596 units purchased in 117 transactions	446,156,596	—	446,156,596	—	—
	448,351,207 units sold in 133 transactions	—	448,351,207	448,351,207	448,351,207	—

There were no category (i), (ii), or (iv) transactions for the year ended December 31, 2003.